Exhibit 11.1

INTERNAL CODE OF CONDUCT
FOR SECURITIES MARKETS ISSUES

February 26, 2025

Exhibit 11.1

INTERNAL CODE OF CONDUCT FOR SECURITIES MARKETS ISSUES
TELEFÓNICA S.A.

INTRODUCTION
This internal code of conduct for securities markets issues (the “ICC”) of Telefónica, S.A. (“Telefónica” or the “Company”) was approved by the Board of Directors of Telefónica at its meeting of December 14, 2016 and amended by resolution of said body dated May 6, 2020 in order to update the text hereof in line with the latest changes in regulatory standards and oversight practices, and particularly with the January 13, 2020 communication of the Spanish National Stock Market Commission (Comisión Nacional del Mercado de Valores) (“CNMV”), which deprived of effect the CNMV Guidelines of July 18, 2013 regarding discretionary treasury stock trading. Amended by resolution of the Board of Directors dated February 26, 2025, to update its content in accordance with the new legislative name and with the organizational changes of the Company.
Although Royal Decree-Law 19/2018 of November 23 on payment services and other urgent measures in financial matters removed the obligation for issuers to have an internal code of conduct, the Board of Directors of Telefónica believes it appropriate, within the framework of best corporate governance practices, to continue to have such a code insofar as it provides an effective tool in order for persons subject thereto to have access to a text that systematically sets forth certain rules of conduct applicable to such persons regarding various securities markets issues affecting Telefónica (as a listed company) and the rest of the Telefónica Group, all in accordance with the Law 6/2023, of March 17, Ley del Mercado de Valores y de los Servicios de Inversión (the “Securities Market Law”), Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “Market Abuse Regulation”) and the legal provisions thereunder and, in general, pursuant to applicable laws and regulations.
SECTION ONE
DEFINITIONS AND SCOPE OF APPLICATION
Article 1.-Definitions.
Without prejudice to the other definitions contained in this ICC, the following terms shall have the meaning respectively assigned thereto:
Administrative Personnel.- Employees of the Telefónica Group who perform secretarial duties for Persons Discharging Managerial Responsibilities.
Affected Individuals.- Has the meaning assigned thereto in article 2.1.

Affected Securities.- Has the meaning assigned thereto in article 3.

Closed Periods.- Has the meaning assigned thereto in article 10.1.
Closely Related Persons.- In relation to any individual:
a)his or her spouse or any person with a status equal to that of a spouse under Spanish Law;
b)his or her dependent children, pursuant to Spanish Law;
c)any other relative with whom such individual has lived for at least one year prior to the date of the transaction in question; or
d)any legal entity, trust or association in which a management position is held by such individual or by any of the persons mentioned in a), b) or c) above, or that is directly or indirectly controlled by such person, or that has been created for the benefit of such person, or whose financial interests are to a large extent equivalent to those of such person.
Confidential Documents.- Any documents, regardless of the medium on which they are stored (physical, audiovisual or electronic), containing Inside Information.
Confidential Transaction.- Any kind of legal or financial transaction that may significantly influence the trading price of the Affected Securities.
Group or Telefónica Group.- The group of companies made up of Telefónica, as the controlling company, and of its subsidiary companies, pursuant to the provisions of article 42 of the Commercial Code.
ICC Committee.- The Committee made up of the officers mentioned in article 18 of this ICC, which shall perform the duties set forth herein and, specifically, in such article 18.
Inside Information.- Information of a specific nature that has not been made public, that directly or indirectly refers to the Company, to any company within the Telefónica Group or to one or more Affected Securities and which, if made public, might significantly influence the price of the Affected Securities.
Information shall be deemed to be specific if it refers to a series of circumstances that exist or that may reasonably be expected to exist, or to an event that has occurred or may reasonably be expected to occur, provided that such information is specific enough to draw a conclusion about the effects that such circumstances or such event might have on the price of the Affected Securities.

Information that, if made public, might significantly influence the price of Affected Securities shall be deemed to be such information that a reasonable investor would probably use as one of the basic drivers of his investment decisions.
In the case of a process extending over time intended to generate or resulting in specific circumstances or a specific event, both such future circumstance or event and the intermediate stages of the process linked to the generation or causing of such future circumstance or event may be deemed to be information of a specific nature. An intermediate stage of a process extending over time shall be deemed to be Inside Information if it satisfies, in and of itself, the standards applicable to Inside Information mentioned in this definition.
Insider List.- Has the meaning assigned thereto in article 2.3.
Outside Advisors.- Individuals, excluding employees of the Telefónica Group, who provide financial, legal, consulting or any other type of services to any company within the Telefónica Group, either on their own behalf or on another’s behalf, and who, as a consequence thereof, may have access to Inside Information.
Persons Discharging Managerial Responsibilities.- (a) The directors of Telefónica and (b) senior officers who have regular access to Inside Information and powers to make management decisions affecting the future performance and the business prospects of the Company.
Regulatory Compliance Unit.- The unit reporting to the General Secretary that shall perform the duties established in this ICC and, specifically, in article 19 hereof.
Restricted Securities.- Securities and financial instruments that have not been issued by Telefónica or by an entity within the Telefónica Group and regarding which the Company has inside information within the framework of a Confidential Transaction.
Treasury Stock Management Team.- A separate team that shall carry out Treasury Stock Transactions pursuant to the provisions of this ICC and, specifically, of article 17 hereof.
Treasury Stock Officer.- The officer responsible for the Treasury Stock Management Team pursuant to the provisions of this ICC and, specifically, of article 17 hereof.
Treasury Stock Transactions.- Has the meaning assigned thereto in article 14.1.
Article 2.-Subjective Scope of Application and Insider Lists.
1.-This ICC shall apply to the following persons (hereinafter, the “Affected Individuals”):

a)Persons Discharging Managerial Responsibilities and their Administrative Personnel; and
b)Officers or employees of the Telefónica Group who have Inside Information or who participate in, have access to or are aware of a Confidential Transaction.
2.-The Regulatory Compliance Unit shall draw up and maintain updated a list of all Persons Discharging Managerial Responsibilities and of their Closely Related Persons and shall notify them (as provided by article 21.2 below) of the obligations laid down in this ICC. Persons Discharging Managerial Responsibilities shall be required to inform the Regulatory Compliance Unit of all changes that occur in connection with their Closely Related Persons.
3.-In addition, the Regulatory Compliance Unit shall draw up and maintain updated, on a timely basis, a list (hereinafter, the “Insider List”) of all persons who have access to Inside Information or who participate in or are aware of a Confidential Transaction and (i) work for the Telefónica Group under an employment contract or (ii) perform duties as Outside Advisors.
The Insider List shall be drawn up and maintained updated in such format and with such content as is established in the Market Abuse Regulation and the legal provisions thereunder and, in general, pursuant to applicable legal provisions, and shall in any event include the names of the persons participating therein, the date and time at which each of them had access to the information and the date of preparation of the Insider List, which shall be updated on a timely basis in those cases established by applicable legal provisions.
The Compliance Unit shall expressly notify the persons included in the Insider List of the nature of the information, of their duty of confidentiality, of the prohibition against using it and of any applicable sanctions, pursuant to applicable legal provisions, and such persons shall be required to acknowledge receipt as an indication of having notice thereof and giving their consent thereto.
4.-The Insider List shall be divided into separate sections for each item of Inside Information or Confidential Transaction. Those persons who must be included in the Insider List shall be entered in the section corresponding to the Inside Information or Confidential Transaction that gave rise to their inclusion therein. A supplementary section of the Insider List may be used, in which there shall be entered the officers and employees who have access to all of the Inside Information at all times and/or are part of the areas relating to securities market activities (permanent insiders).
5.-The Regulatory Compliance Unit shall provide the officer responsible for the respective Inside Information or Confidential Transaction with the name of all the persons included in the Insider List in connection therewith, in order to ensure that it is shared only with persons included in such Insider List.
6.-The Regulatory Compliance Unit shall retain the Insider List for a period of at least five years after it is drawn up or updated.
Article 3.-Objective Scope of Application.
The following securities and financial instruments are deemed to be “Affected Securities” by this ICC:
a)Negotiable securities (including shares and securities similar to shares and debentures or other forms of securitized debt) issued by the Company or any entity within the Telefónica Group that have been admitted to trading or in respect of which application has been made for trading on an official secondary market or other regulated markets, on multilateral trading systems, organized trading systems or other organized secondary markets.
b)Financial instruments and contracts granting the right to acquire or transfer the securities mentioned in the preceding paragraph a) (including securitized debt that is convertible into or exchangeable for shares or other securities similar to shares).
c)Financial instruments and contracts of any kind whose underlying assets are securities, instruments or contracts among those listed in paragraphs a) and b) above.
Article 4.-General Duties Governing Action by Affected Individuals.
1.-Affected Individuals shall always act in a manner such that both they and the Company comply at all times with the provisions of this ICC, the Securities Market Law, the Market Abuse Regulation and the legal provisions thereunder, and, in general, the laws and regulations applicable at any time.
2.-Affected Individuals shall notify the Regulatory Compliance Unit of the existence of any indications of improper or unfaithful use of the Inside Information and follow the instructions that such Unit gives them in that regard.
3.-Affected Individuals must consult with the Regulatory Compliance Unit regarding any question they may have as to the scope, interpretation or application of this ICC.

SECTION TWO
INSIDE INFORMATION AND PROHIBITION AGAINST MARKET MANIPULATION
Article 5.-General Duties in Connection with Inside Information.
1.-All Affected Individuals who possess any kind of Inside Information, regardless of the origin thereof, shall:
a)Refrain from using the Inside Information for their own benefit or that of third parties.
b)Refrain from preparing or conducting, or attempting to conduct, transactions involving Inside Information, i.e., by virtue of their access to Inside Information, refrain from (i) acquiring, transferring or assigning Affected Securities, on their own behalf or on behalf of another, directly or indirectly, (ii) as well as from cancelling or modifying an order relating to Affected Securities when the order has been given before gaining access to the Inside Information.
c)Refrain from recommending or inducing other persons to conduct transactions involving Inside Information, which shall be deemed to mean, in a broad sense, conduct consisting of recommending or inducing other persons to (i) acquire, transfer or assign Affected Securities, or to (ii) cancel or modify orders relating thereto based on Inside Information.
d)Safeguard the confidentiality of the Inside Information, adopting such measures as may be appropriate to prevent such information from being used improperly or unfaithfully and, if applicable, immediately take any measures required to correct the consequences that may derive therefrom, all without prejudice to the duty of communication and cooperation with judicial and governmental Authorities as provided by law.
The officer responsible for the Inside Information or Confidential Transaction in question shall ensure that such Inside Information is shared only with persons included in the corresponding Insider List and that such Insider List is stored in a safe place and distributed with a security code in order to safeguard its confidentiality.
e)Refrain from unlawfully communicating the Inside Information, for which purpose an unlawful communication shall be deemed to exist when the Inside Information possessed is disclosed to any other person, unless such disclosure occurs in the normal course of the Affected Individual’s work, profession or duties. For such purposes, Affected Individuals shall be deemed to act in the normal course of their work, position or profession when they communicate information: (i) to the administrative and management bodies of the Company or of companies within the Group for the proper fulfillment of their assignments and responsibilities; and (ii) to the Outside Advisors (auditors, attorneys, corporate banks, etc.) for the proper fulfillment of the mandate assigned thereto.
2.-The preparation and conduct of transactions whose very existence constitutes the Inside Information is excepted from the duties to refrain and to safeguard set forth in the preceding paragraphs.
3.-The mere fact that an Affected Individual possesses or has possessed Inside Information shall not be deemed to mean that such Individual has used it and that, as a result, such Individual has conducted transactions involving Inside Information in connection with any acquisition, transfer or assignment of Affected Securities (or, if applicable, of Restricted Securities) in the cases set forth in article 9 of the Market Abuse Regulation and in the other circumstances contemplated by applicable legal provisions or in this ICC. In particular, and without limitation:
a)If the transaction is conducted in good faith by way of compliance with an obligation that is due at the time of performance and not in order to circumvent the prohibition against transactions involving Inside Information and (i) such obligation derives from an order given or an agreement executed before the Affected Individual gained access to the Inside Information; or (ii) the purpose of such transaction is to comply with a legal or regulatory provision existing before the Affected Individual gained access to the Inside Information.
b)If the transaction consists of the subscription for or acquisition of Affected Securities (or, if applicable, of Restricted Securities), stems from a resolution providing for remuneration for shareholders or employees, and is to be implemented automatically rather than at the discretion of the Affected Individual (for example, the acquisition of shares by virtue of the distribution of dividends in kind, the subscription for bonus shares resulting from the automatic conversion of free allotment rights within the framework of a scrip dividend, or the acquisition (or allotment) of shares due to the implementation or expiration of plans for employees (including officers and/or directors) that involve the delivery of shares or are referenced to the value of shares).
Article 6.-Prohibition against Market Manipulation.
Affected Individuals shall not perform any act, either on their own behalf, directly or indirectly, or on behalf or for the account of the Company or the Group, with respect to

Affected Securities, that may constitute market manipulation or attempted market manipulation within the meaning established by applicable legal provisions.
Article 7.-Confidential Transactions.
1.-At the beginning of the assessment or negotiation of any Confidential Transaction, Persons Discharging Managerial Responsibilities whose directorates are involved shall immediately notify the General Secretary of the Company of such circumstance, as well as of the persons participating therein and of the existence of Restricted Securities, if any. If the General Secretary himself is aware of or participates in the Confidential Transaction, it shall be sufficient for the Persons Discharging Managerial Responsibilities involved to inform the General Secretary of the persons participating therein.
2.-Following appropriate evaluation of the information received, the General Secretary shall give instructions to the Regulatory Compliance Unit in order for the latter to adopt the measures required to maintain the Insider List pursuant to the provisions of article 2.3 above.
3.-Affected Individuals shall comply, in any event, with any other instructions and/or recommendations that may be given to them in this regard by the ICC Committee or the Regulatory Compliance Unit.
Article 8.-Dissemination of Inside Information.
1.-The Company shall make public, as soon as possible, the Inside Information affecting it directly, on such terms and subject to such exceptions as are set forth in applicable legal provisions, using the mechanism that has been officially established, and in a manner such as to allow for quick access to and thorough, accurate and timely evaluation of such Inside Information by the public.
2.-The content of the communication shall be true, clear, complete and, when so required by the nature of the information, quantified, such that it is not misleading.
3.-The Company shall include and maintain on its website, for a period of at least five years, all the Inside Information that it is required to make public.
4.-The Company may delay, under its own responsibility, the public dissemination of Inside Information, provided that this is done in the cases and in compliance with the requirements established by applicable legal provisions.
5.-All information of a financial or corporate nature that the Company deems necessary to publish due to the special interest thereof (unregulated information) or based on a legal or regulatory obligation (regulated information), so long as it does not fall within the category of Inside Information, shall be disseminated among investors pursuant to the provisions of section 227 of the Securities Market Law, using the procedure available for such purpose on the website of the CNMV and under the heading “Notice of Other Relevant Information (ORI)” or using any other procedure available in the future.
SECTION THREE
CONDUCT OF TRANSACTIONS INVOLVING AFFECTED SECURITIES
Article 9.-Duty to Notify Transactions.
1.-Persons Discharging Managerial Responsibilities and their Closely Related Persons shall notify the Company and the CNMV of all transactions carried out on their own behalf in connection with Affected Securities. This duty of notification shall apply both to transactions conducted directly and to those conducted indirectly or through nominee persons or entities.
2.-This notification shall be made without delay and within not more than three business days after the date of the transaction.
3.-Transactions that must be mandatorily notified include the following, without limitation:
a)Acquisition, disposal, short sale, subscription or exchange.
b)Contracting for, accepting or exercising stock options, including stock options granted to officers or employees as part of their remuneration package, and the transfer or assignment of shares stemming from the exercise of stock options.
c)Entering into or exercising equity swaps.
d)Transactions in or related to derivatives, including cash-settled transactions.
e)Entering into contracts for differences.
f)Acquisition, assignment or exercise of rights, including put and call options, and warrants.
g)Subscription to a capital increase or debt instrument issuance.
h)Transactions in derivatives or financial instruments linked to a debt instrument, including credit default swaps.
i)Conditional transactions subject to the occurrence of the conditions and to the actual execution of the transactions.

j)Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares.
k)Gifts and donations made or received, and inheritance received.
l)Transactions executed in derivatives, baskets and index-related products, insofar as required by article 19 of the Market Abuse Regulation.
m)Transactions executed in shares or units of Investment Funds, including alternative investment funds (AIFs), insofar as required by article 19 of the Market Abuse Regulation.
n)Transactions executed by the manager of an AIF in which an Affected Individual (or, if the Affected Individual is a Person Discharging Managerial Responsibilities, their Closely Related Person) has invested, insofar as required by article 19 of the Market Abuse Regulation.
o)Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of an Affected Individual (or, if the Affected Individual is a Person Discharging Managerial Responsibilities, their Closely Related Person).
p)Borrowing or lending of shares or debt instruments or derivatives or other financial instruments linked thereto.
q)Pledge of securities or financial instruments (provided, however, that notification of a pledge or other similar security interest affecting financial instruments and referring to the deposit of financial instruments in a custody account shall not be required until and unless such pledge or other security interest is designated to secure a specific credit facility).
r)Transactions conducted under a life insurance policy if:
(i)The policy-holder is a Person Discharging Managerial Responsibilities or their Closely Related Person.
(ii)The investment risk is borne by the policy-holder; and
(iii)The policy-holder has the right or discretionary power to make investment decisions relating to specific instruments under such life insurance policy or to carry out transactions regarding specific instruments for such life insurance policy.
4.-The duty of notification to the CNMV shall apply to all subsequent transactions once a total amount of 20,000 euros has been reached within a calendar year. The

20,000-euro threshold shall be calculated by adding, without netting, all transactions that require notification. Without prejudice to the foregoing, Persons Discharging Managerial Responsibilities and their Closely Related Persons must notify the Regulatory Compliance Unit of all transactions, regardless of the amount thereof, for notification to the CNMV where applicable.
5.-The notification to the Company shall be made through the information technology system that the Company shall implement for this purpose and which shall comprise such forms as, containing the date, type of transaction, number and price of the Affected Securities and other information required by applicable legal provisions, shall be used to provide notification of such transactions. However, in the event that the system is not available for any reason, the notification shall be made by sending a written document or an e-mail or fax to the Regulatory Compliance Unit.
6.-In any event, pursuant to applicable legal provisions, the notification of transactions shall include at least: the person’s name, the reason for the notification, the name of the issuer in question, the description and ticker symbol of the security or financial instrument, the nature of the transaction (for example, acquisition or transfer), the date and place of the transaction, and the price and volume.
7.-When transactions are conducted by Closely Related Persons, the notification to the Company may be made through the respective Person Discharging Managerial Responsibilities.
8.-The duty of notification set forth in this article shall also apply to transactions decided by portfolio managers or attorneys-in-fact even without participation of the obligor. Persons Discharging Managerial Responsibilities and their Closely Related Persons who have entrusted third parties with the management of securities portfolios or have granted powers of attorney to operate in the securities market shall either exclude the Affected Securities from the scope of the management or power of attorney or take such steps as may be required to ensure that the transactions involving Affected Securities are timely notified in accordance with this ICC and applicable legal provisions.
9.-Persons Discharging Managerial Responsibilities shall notify their Closely Related Persons in writing of their obligations under this article and shall retain a copy of such notification.
Article 10.-Closed Periods.
1.-Without prejudice to the duties established in article 5 above and in addition to the cases set forth in such article, Affected Individuals shall refrain from conducting transactions involving Affected Securities during the following periods (the “Closed Periods”):
a)During thirty calendar days prior to the date on which it is expected that the Company will publish its annual financial statements and semi-annual or annual financial reports and the quarterly management statements.
b)During those periods that the Regulatory Compliance Unit or the ICC Committee may declare to be closed periods because a Confidential Transaction is being prepared (and depending on the degree of progress thereon) or because of the existence of other reasons that so warrant.
2.-Without prejudice to the foregoing prohibitions, Affected Individuals may, on an exceptional basis, request authorization from the ICC Committee for the conduct of transactions during the Closed Periods affecting them, and the ICC Committee may give such authorization so long as the circumstances so warrant and it is possible under applicable legal provisions, with the reasons for the authorization being sufficiently stated for record purposes.
Article 11.-Restricted Securities.
1.-Affected Individuals who are notified of the existence of specific Restricted Securities shall not be allowed to conduct transactions involving them.
2.-The Regulatory Compliance Unit or the ICC Committee shall identify the securities that may be deemed to be Restricted Securities at any given time for the respective Affected Individuals, as well as the period during which the restriction shall remain in force. The Regulatory Compliance Unit shall maintain an updated list of such securities and of the Affected Individuals in connection therewith, and shall timely notify such individuals of the existence of this restriction as well as of the lifting thereof.
SECTION FOUR
NOTIFICATION OF CONFLICTS OF INTEREST
Article 12.-General Operating Principles.
Affected Individuals shall abide by the following general operating principles in connection with conflicts of interest:
a)Independence: They must act at all times with loyalty to the Telefónica Group and its shareholders, regardless of their own or other interests.
b)Restriction: They must refrain from interfering in or influencing the making of decisions that may affect individuals or entities with whom there is a conflict.

c)Confidentiality: They must refrain from receiving information classified as confidential which may affect such conflict.
Article 13.-Notification of Conflicts.
1.-Members of the Board of Directors shall be governed in this regard by the rules provided for in the Regulations of the Board of Directors of Telefónica.
2.-The remaining Affected Individuals must inform the Regulatory Compliance Unit, as quickly as possible and through the information technology system that Telefónica implements for this purpose, of any situations that may potentially involve the appearance of conflicts of interest, by reason of their activities outside the Telefónica Group, their family relations, their personal holdings or any other reason, involving:
a)Financial intermediaries serving the Telefónica Group.
b)Professional or institutional investors who have a significant relationship with the Telefónica Group.
c)Large equipment or materials suppliers.
d)Suppliers of professional services or Outside Advisors.
In the event that the information technology system is not available for any reason, such notifications may be made by sending a written document or an e-mail or fax.
SECTION FIVE
TREASURY STOCK TRADING
Article 14.-Scope of Application.
1.-For purposes of this ICC, “Treasury Stock Transactions” shall be deemed to be those transactions carried out by the Company, whether directly or through any of the companies within the Group, which involve shares of the Company, as well as the financial instruments or contracts of any kind, whether or not traded on the Stock Exchange or other organized secondary markets, that grant the right to acquire, or whose underlying assets are, shares of the Company.
2.-All persons taking part in the conduct of Treasury Stock Transactions shall be required to comply with the provisions set forth in this Section.

Article 15.-Operating Principles.
1.-Treasury Stock Transactions shall have a lawful purpose and shall in no event be intended to distort the free formation of the price of the Company’s shares on the market. A lawful purpose shall be deemed to include, without limitation:
(i)The purposes contemplated by applicable legal provisions regarding exemptions for buy-back programs and the stabilization of financial instruments, liquidity contracts for purposes of their acceptance as a market practice, as well as any other purposes that may be established as accepted market practices under applicable legal provisions.
(ii)To provide investors with appropriate liquidity and depth when trading in the Company’s shares.
(iii)To implement the shareholder remuneration policy by means of a buy-back of shares on the market for subsequent cancellation or distribution thereof.
(iv)To implement programs for the purchase of own shares, approved by the competent body under the corresponding authorization from the shareholders at a General Shareholders’ Meeting.
(v)To allow access by the Company to such securities as it may need to comply with obligations to deliver own shares that it may have assumed in connection with rights or options granted to its personnel, securities exchangeable for shares, corporate acquisitions, dividend reinvestment programs or other transactions.
(vi)To allow for active management of the shares that the Company acquires as a consequence of corporate transactions.
(vii)Any other purposes that are acceptable under applicable legal provisions.
2.-In no event shall Treasury Stock Transactions be carried out in order to interfere in the process of free formation of prices on the market or to benefit specific shareholders or investors. Specifically, the conduct of any of the activities mentioned in article 12 of the Market Abuse Regulation shall be avoided.
3.-Treasury Stock Transactions shall in no event be carried out on the basis of Inside Information.
4.-Transparency shall be ensured in relations with overseers and with market supervisory authorities in connection with Treasury Stock Transactions.

Article 16.-Treasury Stock Trading.
1.-The volume of shares held as treasury stock shall in no event exceed the limits established in applicable legal provisions and in the authorizations granted by the competent corporate decision-making bodies.
2.-The Board of Directors, acting under the authorizations, if any, granted thereto by the shareholders at a General Shareholders’ Meeting, shall approve and periodically update, if applicable, the general framework for treasury stock trading, specifically as regards discretionary treasury stock trading, for implementation thereof by the Treasury Stock Management Team.
3.-The daily volume of purchases and sales on the Stock Exchange shall not result in the Company holding a dominant position in the trading of shares.
4.-Prices shall be set in such a way that they do not interfere in the process of free formation thereof. To such end, instructions shall be given to the financial intermediary or intermediaries used in order for them to act in accordance with this principle.
5.-In addition to the provisions set forth in this ICC, the rules and provisions applicable to treasury stock transactions by issuers listed on Stock Exchanges on which the Company’s shares are listed shall be duly complied with.
6.-As regards discretionary treasury stock trading, the Company shall especially take into account any guidelines issued by competent supervisory authorities. Without prejudice to the foregoing, the Company shall apply the following guidelines to its discretionary treasury stock trading, and shall stray from them only if there are reasons that so warrant:
1.1Price: Buy orders shall be made at a price that shall not exceed the higher of: (i) the price of the last market trade carried out by independent parties; and (ii) the highest price contained in a buy order on the order book.
Sell orders shall be made at a price that shall not be less than the lower of: (i) the price of the last market trade carried out by independent parties; and (ii) the lowest price contained in a sell order on the order book.
In addition, buy or sell prices shall not be such as to generate a trend in the price of the security.
1.2Volume: As a general rule, treasury stock trading, including buying and selling, shall not exceed 15% of the average daily purchase trading in the 30 previous trading sessions in the orders market of the continuous market. Such limit shall be 25% when treasury stock is to be used as consideration in the acquisition of another company or to be given in exchange within the framework of a merger process.
1.3Time: As a general rule, treasury stock transactions shall be subject to the following time limits:
a)No buy or sell orders may be introduced during opening or closing auctions, unless the price trend of the auction is not decisively influenced thereby.
b)No orders shall be introduced during the auction period prior to the lifting of the suspension of the Company’s shares from trading, if any such suspension has been declared, until trades have been crossed on the security. Orders that have not been executed upon the suspension being declared shall be withdrawn.
1.4In exceptional circumstances, such as, among others, those causing significant alterations in the volatility or levels of supply of and demand for shares, and for good reasons, the limit stated in the first sentence of section 6.2 above may be exceeded.
1.5The rules set forth in sections 6.1, 6.2 and 6.3 above shall not apply to treasury stock transactions carried out in the block market unless the Company has proof that the counterparty is reversing a position previously taken through transactions in the orders market.
1.-To the extent possible, the Company shall endeavor to ensure that any program for the buy-back of own shares that it decides to implement complies with the provisions of article 5 of the Market Abuse Regulation (as further developed by Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the conditions applicable to buy-back programmes and stabilisation measures) in order to benefit from the exemptions provided for in such Regulation (“safe harbor”). For such purposes, in order to benefit from said exemptions, both the launch of the program for the buy-back of own shares and the operations associated therewith, in both cases during a Closed Period or if the Company has decided to delay the publication of Inside Information as provided in article 8.4 above, shall require compliance with the provisions of article 4.2 of Delegated Regulation (EU) 2016/1052.
Article 17.-Treasury Stock Trading Management.
1.-The Company shall endeavor to ensure that treasury stock management is carried out separately from the rest of its activities.

2.-For such purpose, Treasury Stock Transactions shall be conducted solely by a separate team within the General Finance and Control Directorate (the “Treasury Stock Management Team”) whose members shall be subject to applicable information barriers and duties of confidentiality in compliance with the provisions of article 9.1 of the Market Abuse Regulation.
3.-The General Manager for Finance and Control shall appoint the person responsible for the Treasury Stock Management Team (the “Treasury Stock Officer”) and notice of such appointment shall be given to the CNMV.
4.-Persons having access to Inside Information may in no event be part of the Treasury Stock Management Team or organize, implement or otherwise participate in the decision-making process relating to treasury stock transactions. Any member of the Treasury Stock Management Team who, for any reason, has access to Inside Information shall be temporarily separated therefrom and shall not be allowed to organize, implement or otherwise participate in the decision-making process relating to Treasury Stock Transactions.
5.-The Regulatory Compliance Unit shall maintain a register of the persons who from time to time belong to the Treasury Stock Management Team.
6.-The Treasury Stock Management Team and, in particular, the Treasury Stock Officer shall have the following duties and responsibilities:
a)To manage treasury stock and carry out Treasury Stock Transactions in accordance with the provisions of this ICC and applicable legal provisions.
b)To maintain a file containing all Treasury Stock Transactions that have been ordered and carried out.
c)To inform the Audit and Control Committee on a monthly basis of the Treasury Stock Transactions carried out.
d)To inform the Regulatory Compliance Unit of the Treasury Stock Transactions carried out when so required for purposes of the respective notifications to the CNMV pursuant to applicable regulations on transparency.
7.-The Treasury Stock Management Team shall manage treasury stock in accordance with the general framework for treasury stock trading approved by the Board of Directors from time to time.

SECTION SIX
ICC COMMITTEE, REGULATORY COMPLIANCE UNIT AND MONITORING COMPLIANCE WITH THE ICC
Article 18.-ICC Committee.
1.-The ICC Committee shall be made up of the following officers of the Telefónica Group: the General Secretary, the General Manager for Finance and Control and the General Manager for Human Resources (or such Officers as may hereafter perform such current functions although their office or position has a different name).
2.-The ICC Committee shall have the following duties, without prejudice to any other duties that may be assigned thereto by this ICC or by the Board of Directors of Telefónica:
a)To promote awareness of this ICC and of other rules of conduct in the securities markets within the Telefónica Group.
b)At the request of the Regulatory Compliance Unit, to interpret the provisions of this ICC and resolve any questions or issues that may arise regarding the application and content hereof, as well as to be informed of any possible events of non-compliance with any of the provisions of this ICC, in which case it shall report such event to the relevant Human Resources Directorate of the Company.
c)To develop such procedures and rules as may be deemed appropriate to improve the application of this ICC.
d)To give an opinion regarding requests for authorization submitted by Affected Individuals on an exceptional basis for the conduct of transactions during the Closed Periods affecting them. The ICC Committee may grant such authorization when the circumstances so warrant and it is possible under applicable legal provisions, with the reasons for the authorization being sufficiently stated for record purposes.
Article 19.-Regulatory Compliance Unit.
1.-The Regulatory Compliance Unit shall report to the General Secretary.
2.-The Regulatory Compliance Unit shall maintain proper files of all communications, notifications and any other actions relating to the obligations contained in this ICC. The data in such files, which shall conform to the laws on personal data protection, shall be strictly confidential in nature.

3.-The Regulatory Compliance Unit shall have the following duties for purposes of this ICC, without prejudice to any other duties assigned thereto by this ICC or by the ICC Committee:
a)To maintain the notification files to which this ICC refers.
b)To maintain an updated list of Persons Discharging Managerial Responsibilities and their Closely Related Persons as provided in article 2.2 of this ICC.
c)To draw up and update such Insider Lists as may be required, as provided in article 2.3 of this ICC.
d)To adopt such measures as may be required to comply with the obligations laid down in this ICC in connection with Confidential Transactions.
e)To notify individuals on a timely basis of their status as Affected Individuals, as well as the lifting of such condition.
f)To obtain all applicable acknowledgments of receipt as an indication of notice and consent pursuant to the provisions of article 2.3 of this ICC.
g)To forward to the ICC Committee any questions that may arise regarding the application of this ICC, as well as any possible events of non-compliance with any of the provisions set forth herein.
Article 20.-Compliance and Internal Audit.
The Compliance and Internal Audit Directorates (or such Directorates with any other name as may assume compliance and internal audit duties at Telefónica) shall be responsible for monitoring compliance with the obligations and procedures contained in this ICC and other supplementary legal provisions, whether current or future.
SECTION SEVEN
VALIDITY OF THE ICC AND EFFECTS OF NON-COMPLIANCE THEREWITH
Article 21.-Validity.
1.-This ICC shall be in force for an indefinite period of time, and the Board of Directors of Telefónica shall be responsible for the amendment and update hereof.
2.-The Regulatory Compliance Unit shall give notice of this ICC to Persons Discharging Managerial Responsibilities and to those Officers and Employees who normally have access to Inside Information and/or are part of the areas relating to securities market activities, for which purpose each of such persons shall sign a statement of consent in accordance with the form established by the ICC Committee or by the Regulatory Compliance Unit.
Article 22.-Effects of Non-compliance.
1.-Failure to comply with this ICC shall, as applicable, be deemed to be a labor violation as set forth in applicable legal provisions.
2.-The foregoing shall be without prejudice to any possible violation of applicable legal provisions or to the civil or criminal liability to which the violator may be subject in each case.
*    *    *